Exhibit 99.1

Mitel Completes Sale of Mobile Business

OTTAWA, ON, February 28, 2017—Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in real-time business communications, today announced the completion of the sale of its Mobile Division announced on December 19, 2016 to the parent company of Xura, Inc. Cash proceeds from the sale will be used to pay down Mitel’s existing credit facility.

The sale reflects Mitel’s strategy to focus the company on the Unified Communications and Collaboration (UCC) market as digital transformation accelerates demand for cloud-based business communications solutions globally.

Investor Analyst Day in New York on Tuesday, March 7, 2017

Mitel will host a meeting for analysts and institutional investors at the LeParker Meridien Hotel in New York City on Tuesday, March 7, 2017.

Senior members of Mitel’s management team will host a series of presentations and be available to answer analyst and investor questions. Product demonstrations will also be a featured part of the presentation program. The event will begin at 8:00 a.m. ET and conclude by approximately 11:30 a.m. ET. A live audio webcast and replay of the event will be made available on the Investor Relations section of Mitel’s website at www.mitel.com.

Analysts and institutional investors interested in attending should please contact Michael McCarthy, Vice President – Investor Relations for Mitel at michael.mccarthy@mitel.com to confirm their attendance.

About Mitel

A global market leader in enterprise communications powering more than 2 billion business connections every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Mitel Contact Information

Media – Americas Amy MacLeod 613-691-3317 amy.macleod@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com	Industry Analysts Denise Hogberg 469-212-0434 denise.hogberg@mitel.com